Exhibit 99.01

Monday January 14, 8:11 am Eastern Time

Press Release

SOURCE: Asdar Group

Asdar Group Announces Agreement With Biotechnology Company, ACGT Corporation

BELLINGHAM, Wash.--(BW HealthWire)--Jan. 14, 2002--Asdar Group: (OTCBB:XBET - news) announces that it has acquired the right to purchase 31.6% of Toronto-based Biotechnology Company, ACGT Corporation, with the ability to acquire a further interest as warranted by the developments of ACGT. Asdar has purchased the rights, title and interest in this transaction from third parties in exchange for the issuance of 8 Million restricted shares of Asdar. Asdar has committed to provide ACGT with US$5,000,000 over the next 8 months for corporate development and working capital within ACGT's three divisions as outlined below. The first advance of funds to ACGT is scheduled for February 18, 2002, following satisfactory completion of a due diligence review of the company.

ACGT, founded in 1995 by Dr. Hai Shiene Chen, M.D., M.S., and Dr. Qi Jia, M.D., is a privately-held biotechnology company which focuses on three distinct areas of interest: DNA Technology Services, DNA Diagnostic Systems and Gene Therapy.

ACGT has been providing DNA Synthesis as well as DNA Sequencing Services in its DNA Technology Services Division since its inception in 1995, and has grown to become a leader in the DNA service industry in Canada. The Company's DNA Services segment currently has revenues of approximately $750,000 and has experienced annual growth in excess of 30%. Rapid DNA technology development continues to drive strong demand for ACGT's DNA Services business.

In ACGT's DNA Diagnostic Products Division, the Company is developing a multifunctional diagnostic instrument system known as MFD System Ware (TM). This system utilizes ACGT's patented DNA/RNA analysis methods to detect disease-causing microorganisms at a molecular level. MFD System Ware (TM) consists of proprietary equipment and supporting software, test columns and test kits. The system provides detection sensitivity, accuracy, cost-effective price and operational simplicity.

In ACGT's Gene Therapy Division, products include Gene Therapy Methodology, Gene Therapy Kits (for each disease) as well as Gene Therapy clinical treatment.

The Company is currently developing its proprietary gene therapy technology. This patent pending technology provides a unique method of in vivo protein production and delivery. According to the Company, ACGT has the potential to lead to a scientific and commercial breakthrough in overcoming the major obstacles faced by current gene therapy technologies: delivering therapeutic genes to their target sites and delivering their protein products to the functional sites.

ACGT has two U.S. patents for its Diagnostic Services as well as three other patents pending for Diagnostic Services and Gene Therapy. Independent, third party evaluations of ACGT's business indicate a value of US$30 Million for the Diagnostic Services Division alone. Asdar intends to retain one of the top-eight International accounting/business consulting firms to conduct an up-to-date evaluation of ACGT's three biomedical divisions.

In order to focus its resources in the biomedical field, Asdar will be negotiating to divest itself of its oil and gas holdings. "This acquisition will position Asdar strongly into the ever progressive DNA/Stem Cell arena. In addition, Asdar intends to establish an Advisory Board which will include renowned individuals in the field of Biotechnology. Announcements regarding new Board members to enhance the new business direction will be forthcoming" stated Robert Waters, President of Asdar Group.


/s/ Robert Waters
    --------------------------------
    Robert Waters M.B.A., President